Exhibit 99.1

United Online Appoints Howard G. Phanstiel to Board of Directors

Former Fortune 200 Executive Brings Strong Financial Acumen and Extensive Operating Experience to United Online Board

WOODLAND HILLS, Calif., November 5, 2008 — United Online, Inc. (Nasdaq: UNTD), a leading provider of consumer products and services over the Internet, today announced the appointment of Howard G. Phanstiel, 59, to its Board of Directors.  Additionally, he has been named as a member of the Audit Committee.  The appointment expands the United Online Board of Directors to seven members, including six independent directors.

Phanstiel has more than 30 years of senior-level operating experience, including serving as Chief Executive Officer and Chief Financial Officer at Fortune 200 companies, where he demonstrated a track record for enhancing shareholder value. During a recent operating role at PacifiCare Health Systems, Inc., Phanstiel advanced from Chief Financial Officer to Chairman and Chief Executive Officer and engineered a financial turnaround that ultimately led to the successful sale of PacifiCare to UnitedHealth Group Incorporated.  Phanstiel later served as an Executive Vice President at UnitedHealth Group following the acquisition.

“We are extremely fortunate to have attracted a proven leader of Howard’s caliber to the United Online Board,” commented United Online Chairman, President and Chief Executive Officer, Mark R. Goldston.  “Howard’s financial acumen and extensive operating experience within a variety of public companies will greatly contribute to our  boardroom discussions.”

Phanstiel earned a Bachelor of Arts in Political Science from Syracuse University and a Master in Public Administration from the Maxwell School of Public Affairs and Citizenship at Syracuse University.

About United Online®

United Online, Inc. (Nasdaq: UNTD) is a leading provider of consumer products and services over the Internet, where the company’s brands have attracted a large online audience that includes more than 60 million registered consumer accounts. The company’s floral and related offerings include products and services for consumers and retail florists, as well as for other retail locations offering floral products and services, in the U.S., Canada, the United Kingdom, and the Republic of Ireland. The floral business utilizes the highly recognized FTD (www.ftd.com) and Interflora (www.interflora.co.uk) brands, both supported by the Mercury Man logo that is displayed in approximately 45,000 retail floral shops worldwide. The company’s Classmates Media services include online social networking (www.Classmates.com) and online loyalty marketing (www.MyPoints.com) in North America. Classmates Media also operates online social networking Web sites in a number of European countries. The company’s

Communications services include value-priced Internet access and email provided by NetZero (www.netzero.com) and Juno (www.Juno.com).

Headquartered in Woodland Hills, CA, United Online operates through a global network of locations in the U.S., Canada, the United Kingdom, Germany, and India. More information about United Online is available on the company’s Web site located at: www.unitedonline.com.

CONTACT:

Investors:
Erik Randerson, CFA
818-287-3350
investor@untd.com

Press:
Scott Matulis
818-287-3388
pr@untd.com